RULE 12B-1
                               DISTRIBUTION PLAN


     WHEREAS, the corporations listed on Schedule A, as such Schedule A may be amended from time to time, each a Wisconsin corporation (the "Corporation"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "1940 Act"); WHEREAS, the Corporation is authorized to create separate series, each with its own separate investment portfolio, and the beneficial interest in each such series will be represented by a separate series of shares (each series is hereinafter individually referred to as a "Fund" and collectively, the "Funds");
WHEREAS, the Corporation, on behalf of each Fund listed on Schedule A, as such Schedule A may be amended from time to time, desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act with respect to Advisor Class shares of each Fund ("Distribution Plan");
WHEREAS, the Corporation employs Strong Investments, Inc. ("Distributor") as distributor of the Advisor Class Shares of each Fund;
WHEREAS, the Funds, with respect to their Advisor Class shares, intend to enter into Selected Dealer Agreements and other distribution or servicing agreements ("Agreements") pursuant to the Distribution Plan with various service organizations ("Service Organizations") either directly or through the Funds' Distributor, pursuant to which the Service Organization will make available or service Advisor Class shares or will offer Advisor Class shares of the Funds for sale to the public; and WHEREAS, the Board of Directors of the Corporation, including the Independent Directors, as defined herein, have determined in the exercise of their reasonable business judgement and in light of their fiduciary duties that there is a reasonable likelihood that adoption of this Distribution Plan will benefit each of the Funds and each Fund's Advisor Class shareholders;
NOW, THEREFORE, the Corporation, on behalf of the Funds, hereby adopts this Distribution Plan on the following terms and conditions:
     1. COMPENSATION. The Funds are authorized to pay to the Distributor, as the distributor of the Advisor Class shares of each Fund, or pay directly to a Service Organization as compensation for the distribution of the Advisor Class shares of each Fund and/or the servicing of shareholders of Advisor Class shares of each Fund at an annual rate not to exceed 1.00% of each Fund's average daily net assets attributable to Advisor Class shares. Notwithstanding the foregoing, in no event shall any such expenditure paid by the Fund as an "asset-based sales charge," as defined in NASD Conduct Rule 2830, exceed an amount calculated at the rate of 6.25% of the average daily net assets of a Fund attributable to its Advisor Class shares. The amount of such compensation shall be calculated and accrued daily and paid monthly or at such

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other intervals as the Corporation shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.
     2. DISTRIBUTION AND SERVICING ACTIVITIES. The amount of the distribution or shareholder servicing fees set forth in Paragraph 1 of this Distribution Plan may be spent by the Distributor or paid directly to a Service Organization for any activities or expenses primarily intended to result in the sale or servicing of Advisor Class shares, including, but not limited to: compensation to and expenses, including overhead and telephone expenses, of employees of the Distributor who engage in or support the distribution of Advisor Class shares; printing and distribution of prospectuses, statements of additional information and any supplements thereto, and shareholder reports to persons other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; holding seminars and sales meetings with wholesale and retail sales personnel, which are designed to promote the distribution of Advisor Class shares; and compensation to Service Organizations. The Fund or the Distributor may determine the services to be provided by the Service Organizations to shareholders in connection with the sale or servicing of Advisor Class shares. All or any portion of the compensation paid to the Distributor may be paid by the Distributor to broker-dealers or Service Organizations who sell or service Advisor Class shares.

3.     DISTRIBUTION AND SERVICING ACTIVITIES OF SERVICE ORGANIZATIONS.
Services that a Servicing Organization may provide under an Agreement for which they receive compensation in accordance with the Distribution Plan include, but are not limited to, the following functions: providing answers to questions from prospective Advisor Class investors about the Funds; receiving and answering correspondence, including requests for Advisor Class prospectuses and statements of additional information; preparing, printing and delivering Advisor Class prospectuses and shareholder reports to prospective Advisor Class shareholders; complying with federal and state securities laws pertaining to the sale of Advisor Class shares; and assisting Advisor Class investors in completing application forms and selecting dividend and other account options. In addition, Service Organizations can provide their endorsement of the Advisor Class shares of a Fund to their clients, members or customers as an inducement to invest in the Funds.
     4. SHAREHOLDER APPROVAL. This Distribution Plan shall not take effect with respect to the Advisor Class shares of a Fund until it has been approved by a vote of at least a majority of the outstanding Advisor Class shares (as defined in the 1940 Act) of such Fund, if such Distribution Plan is adopted by any Fund's Advisor Class shares after a public offering of such shares.

     5. DIRECTOR APPROVAL. This Distribution Plan shall not take effect with respect to a Fund until it, together with any related agreements, has been approved by votes of a majority of both (a) the Board of Directors of the Corporation and (b) those Directors of the Corporation who are not "interested persons" of the Corporation (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Distribution Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Distribution Plan and such related agreements.

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     6.     TERM.  This Distribution Plan shall continue in effect for a term of one year. Thereafter, this Distribution Plan shall continue in force and effect as to the Funds for so long as such continuance is specifically approved, at least annually, in the manner provided for approval of this Distribution Plan in Paragraph 5.

     7. QUARTERLY REPORTS. The Distributor or any other person authorized to direct the disposition of monies pursuant to the Distribution Plan or any related agreement shall provide to the Board of Directors of the Corporation and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     8. TERMINATION. This Distribution Plan and any agreement related to the Distribution Plan shall be in writing and shall provide that (a) such agreement or the Distribution Plan may be terminated as to any Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding voting Advisor Class shares of such Fund on not more than 60 days' written notice to any other party to the Distribution Plan; and (b) that such agreement shall terminate automatically in the event of its assignment.

     9. SEVERABILITY. The provisions of this Distribution Plan are severable for each Fund and if provisions of the Distribution Plan applicable to a particular Fund are terminated, the remainder of the Distribution Plan provisions' application to the other remaining Funds shall not be invalidated thereby and shall be given full force and effect.

     10. AMENDMENTS. This Distribution Plan may not be amended to increase materially the amount of compensation provided for in Paragraph 1 unless such amendment is approved in the manner provided for initial approval in Paragraph 4, and no material amendment to the Distribution Plan of any kind, including an amendment which would increase materially the amount of such compensation, shall be made unless approved in the manner provided for approval and annual renewal in Paragraph 5.

     11. SELECTION AND NOMINATION OF DIRECTORS. While this Distribution Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the 1940 Act) of the Corporation shall be committed to the discretion of the then current Directors who are not interested persons (as defined in the 1940 Act) of the Corporation.

     12. RECORDKEEPING. The Funds shall preserve copies of this Distribution Plan and any related agreements and all reports made pursuant to Paragraph 7 for a period of not less than six (6) years from the date of this Distribution Plan, such agreements or such reports, as the case may be, the first two (2) years in an easily accessible place.

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IN WITNESS WHEREOF, the Corporation has adopted this Distribution Plan effective as of the 23rd day of July, 1999.
Each Corporation Listed on Schedule A.
By:
     John S. Weitzer, Vice President



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                                   SCHEDULE A
The Funds of the Corporation currently subject to this Distribution Plan are as follows:

                                                Date of Addition
                         CORPORATION/FUND  TO THIS DISTRIBUTION PLAN
-----------------------------------------
Strong Advantage Fund, Inc.                     August 30, 1999
     -Strong Advantage Fund
Strong Corporate Bond Fund, Inc.                August 30, 1999
     -Strong Corporate Bond Fund
Strong Government Securities Fund, Inc.         August 30, 1999
     -Strong Government Securities Fund
Strong Income Funds II, Inc.                    August 30, 1999
     -Strong Bond Fund
Strong Short-Term Bond Fund, Inc.               August 30, 1999
     -Strong Short-Term Bond Fund



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